CONSENT OF INDEPENDENT REGIST0ERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 26, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of The Vantagepoint Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Legal Counsel, Independent Registered Public Accounting Firm & Custodian” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 28, 2016